Exhibit 10.1
Unity Software Inc.
2020 Equity Incentive Plan
RSU Award Grant Notice
(Price-Vested Units)
Unity Software Inc. (the “Company”) has awarded to you (the “Participant”) the number of Price-Vested Units (“PVUs”) specified and on the terms set forth below (the “PVU Award”). Your PVU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2020 Equity Incentive Plan (the “Plan”) and the Global Restricted Stock Unit Award Agreement, including any country-specific appendices thereto (the “Appendix”), which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Global Restricted Stock Unit Award Agreement shall have the meanings set forth therein, as applicable. All references to “Restricted Stock Units” or “RSUs” and the “RSU Award” herein and in the aforementioned documents shall be understood to refer to PVUs and this PVU Award, as applicable.
Participant: [_____________]
Date of Grant: [_____________]
Number of PVUs: [_____________]
Expiration Date: October 31, 2029
Vesting Schedule:    The Participant will receive a benefit with respect to a PVU only if it vests. In order for any PVUs subject to the PVU Award to vest and be earned, each of two vesting requirements must be satisfied before the Expiration Date set forth above: (i) the applicable continued service vesting requirement specified in Attachment I hereto (the “Continued Service Requirement”) and (ii) the applicable stock price hurdle set forth in Attachment I hereto (the “Stock Price Hurdle”). Provided the Participant accepts the PVU Award, the PVUs will vest as provided herein. Notwithstanding the foregoing, except as set forth in Attachment I hereto, vesting shall terminate upon the Participant’s termination of Continuous Service.
Issuance Schedule:    Subject to Section 5 of the Global Restricted Stock Unit Award Agreement, if a PVU vests as a result of satisfaction of both applicable vesting requirements as described above, one share of Common Stock will be issued for such PVU on the first Quarterly Installment Date to occur at least one month following the applicable Vesting Date (as defined in Attachment I). “Quarterly Installment Date” means February 25, May 25, August 25 or November 25 of a given year.
Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
a.The PVU Award is governed by this RSU Award Grant Notice (Price-Vested Units) (this “Grant Notice”), and the provisions of the Plan and the Global Restricted Stock Unit Award Agreement (including the Appendix), all of which are made a part of this document. This Grant Notice, the Global Restricted Stock Unit Award Agreement and the Appendix (collectively, the “Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company, unless otherwise provided in the Plan.
b.You have read and are familiar with the provisions of the Plan, the Agreement and the Prospectus. In the event of any conflict between the provisions in this Agreement (including the Grant Notice, the Global Restricted Stock Unit Award Agreement and the Appendix) or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

c.The Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you, in each case, that specifies the terms that should govern this PVU Award.
d.You consent to receive the Agreement, the Plan, the Prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
e.Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

UNITY SOFTWARE INC.		PARTICIPANT:

By:
	Signature		Signature

Title:		Date:

Date:

ATTACHMENT I
PRICE-VESTED UNITS
VESTING CRITERIA
The PVUs subject to the PVU Award shall vest in accordance with the following terms and conditions.
1.PERFORMANCE PERIOD.
The performance period for the Stock Price Hurdles (as defined below) shall be the seven-year period beginning on November 1, 2022 and ending on October 31, 2029 (the “Performance Period”).
2.VESTING TRANCHES.
(a)During the Performance Period, the Participant shall be eligible to earn PVUs based on four vesting tranches (each, a “Vesting Tranche”) as set forth in the table below, in each case, based upon (i) satisfaction of the applicable continued service requirement described in Section 3 (the “Continued Service Requirement”) and (ii) satisfaction of the applicable stock price hurdle described in Section 4 (each, a “Stock Price Hurdle”).

Vesting Tranche	Number of PVUs
First Vesting Tranche	25% of PVUs
Second Vesting Tranche	25% of PVUs
Third Vesting Tranche	25% of PVUs
Fourth Vesting Tranche	25% of PVUs
(b) Except as provided below, the PVUs subject to a Vesting Tranche shall vest on the later to occur of (i) the date on which the applicable Continued Service Requirement is satisfied and (ii) the date on which the applicable Stock Price Hurdle is achieved, in each case, subject to Participant remaining a Service Provider through such later date (each, a “Vesting Date”).
3.CONTINUED SERVICE REQUIREMENT.
(a)In order to satisfy the Continued Service Requirement for a particular Vesting Tranche, the Participant must remain in Continuous Service from the Start Date through the applicable End Date set forth opposite such Vesting Tranche in the table below.

Vesting Tranche	Start Date	End Date
First Vesting Tranche	November 1, 2022	October 31, 2023
Second Vesting Tranche	November 1, 2022	October 31, 2024
Third Vesting Tranche	November 1, 2022	October 31, 2025
Fourth Vesting Tranche	November 1, 2022	October 31, 2026
(b)Except as otherwise provided in Section 5 below, if the Participant’s Continuous Service is terminated for any reason prior to the applicable End Date set forth opposite a particular Vesting Tranche in the table above, the PVUs subject to such Vesting Tranche shall be forfeited for no consideration, regardless of whether the applicable Stock Price Hurdle had been satisfied with respect to such Vesting Tranche.

4.STOCK PRICE HURDLES.
(a)The Stock Price Hurdle for a particular Vesting Tranche shall be achieved if, during the Performance Period, the Closing Share Price during a period of 20 consecutive trading days exceeds the Stock Price Hurdle set forth opposite such Vesting Tranche in the table below. “Closing Share Price” means, with respect to a share of the Company’s Common Stock, for any day, (i) the closing sale price on the New York Stock Exchange as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source) or (ii) if the Company’s Common Stock is not listed on the New York Stock Exchange or quoted or admitted to trading on any national securities exchange, the average of the closing bid prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

Vesting Tranche	Stock Price Hurdle
First Vesting Tranche	$50
Second Vesting Tranche	$65
Third Vesting Tranche	$80
Fourth Vesting Tranche	$100
(b)Except as otherwise provided in Section 5 below, if the Stock Price Hurdle set forth opposite a particular Vesting Tranche in the table above is not achieved on or prior to the last day of the Performance Period, the PVUs subject to such Vesting Tranche shall be forfeited for no consideration.
5.TERMINATION OF EMPLOYMENT.
(a)In general, upon a termination of the Participant’s Continuous Service for any reason (other than due to the Participant’s death or as provided in Section 6 below), any PVUs that have not vested as of such termination date shall be forfeited for no consideration.
(b)Notwithstanding the foregoing, upon a termination of the Participant’s Continuous Service due to the Participant’s death, with respect to any Vesting Tranche for which the applicable Stock Price Hurdle has been achieved, but for which the Continued Service Requirement has not been satisfied, prior to the termination date, the Continued Service Requirement shall be deemed satisfied as of the termination date as follows: (i) if the Participant has less than one (1) year of Continuous Service as of such termination date, 50% of the applicable Vesting Tranche will become vested and (ii) if the Participant has one (1) year or more of Continuous Service as of such termination date, 100% of the applicable Vesting Tranche will become vested.
6.CHANGE IN CONTROL.
(a)In the event that a Change in Control occurs during the Performance Period, the PVUs subject to a Vesting Tranche will be eligible to vest following the Change in Control subject only to the Continued Service Requirement, but only to the extent that (i) the Stock Price Hurdle for such Vesting Tranche has been satisfied prior to the date of such Change in Control or (ii) the Per-Share Transaction Price exceeds the applicable Stock Price Hurdle for such Vesting Tranche in connection with such Change in Control, without regard to the 20 consecutive trading day requirement set forth in Section 4(a) (any such Vesting Tranche that satisfies the Stock Price Hurdle prior to or in connection with such Change in Control, an “Eligible Vesting Tranche”). For the avoidance of doubt, any Vesting Tranche that is not an Eligible Vesting Tranche shall be forfeited without consideration as of the date of such Change in Control. For purposes of the foregoing, “Per-Share Transaction Price” means the per-share amount payable or available for distribution to holders of Common Stock in connection with the Change in Control, as determined in the Board’s sole and absolute discretion.
(b)In the event that the Participant experiences a Qualified Termination Event during the Change in Control Period (each term as defined in, as applicable to the Participant, the Company’s Senior Executive Severance Plan or G&A Executive Severance Plan), any Eligible Vesting Tranche shall become fully vested as of the date of such Qualified Termination Event

UNITY SOFTWARE INC.
2020 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT (RSU AWARD)
As reflected by your RSU Award Grant Notice (“Grant Notice”) Unity Software Inc. (the “Company”) has granted you a RSU Award under its 2020 Equity Incentive Plan (the “Plan”) for the number of restricted stock units as indicated in your Grant Notice (the “RSU Award”). The terms of your RSU Award as specified in this Global Restricted Stock Unit Award Agreement for your RSU Award, including the Appendix as defined below and the Grant Notice constitute your Agreement (the Grant Notice, Global Restricted Stock Unit Award Agreement and Appendix, collectively, are referred to as the “Agreement”). Defined terms not explicitly defined in this Global Restricted Stock Unit Award Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable
The general terms applicable to your RSU Award are as follows:
1. GOVERNING PLAN DOCUMENT. Your RSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:
(a)Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your RSU Award;
(b)Section 9(e) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the RSU Award; and
(c)Section 8(c) of the Plan regarding the tax consequences of your RSU Award.
Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2. GRANT OF THE RSU AWARD. This RSU Award represents your right to be issued on a future date the number of shares of Common Stock that is equal to the Number of Restricted Stock Units indicated in the Grant Notice as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the vesting conditions set forth therein (the “Restricted Stock Units”). Any additional Restricted Stock Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.
3. DIVIDENDS. You shall receive no benefit or adjustment to your RSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your RSU Award after such shares have been delivered to you.

4. WITHHOLDING OBLIGATIONS.
(a)Regardless of any action taken by the Company or, if different, the Affiliate to which you provide Continuous Service (the “Service Recipient”) with respect to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items associated with the grant or vesting of the RSU Award or sale of the underlying Common Stock or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax Liability”), you hereby acknowledge and agree that the Tax Liability is your ultimate responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and the Service Recipient (i) make no representations or undertakings regarding any Tax Liability in connection with any aspect of this RSU Award, including, but not limited to, the grant or vesting of the RSU Award, the issuance of Common Stock pursuant to such vesting, the subsequent sale of shares of Common Stock, and the payment of any dividends on the Common Stock; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU Award to reduce or eliminate your Tax Liability or achieve a particular tax result. Further, if you are subject to Tax Liability in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction. As further provided in Section 8 of the Plan, you hereby authorize the Company and any applicable Service Recipient to satisfy any applicable withholding obligations with regard to the Tax Liability by any of the following means or by a combination of such means: (1) causing you to pay any portion of the Tax Liability in cash; (2) withholding from any compensation otherwise payable to you by the Company or the Service Recipient; (3) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award ; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; and/or (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered in connection with your Restricted Stock Units to satisfy the Tax Liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax Liability directly to the Company or the Service Recipient. Furthermore, you agree to pay the Company or the Service Recipient any amount the Company or the Service Recipient may be required to withhold, collect or pay as a result of your participation in the Plan or that cannot be satisfied by the means previously described. In the event the obligation of the Company or applicable Service Recipient with respect to the Tax Liability arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Tax Liability was greater than the amount withheld by the Company and/or the Service Recipient (as applicable), you agree to indemnify and hold the Company and/or the Service Recipient (as applicable) harmless from any failure by the Company or the applicable Service Recipient to withhold the proper amount.
(b)The Company may withhold or account for your Tax Liability by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including (i) maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash (whether from applicable tax authorities or the Company) and will have no entitlement to the equivalent amount in Common Stock or (ii) minimum or such other applicable rates, in which case you may be solely responsible for paying any additional Tax Liability to the applicable tax authorities. If the Tax Liability is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the RSU Award, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax Liability.

(c)You acknowledge that you may not participate in the Plan and the Company shall have no obligation to deliver shares of Common Stock until you have fully satisfied the Tax Liability, as determined by the Company. Unless any withholding obligation for the Tax Liability is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the RSU Award.
5. DATE OF ISSUANCE.
(a)The issuance of shares in respect of the Restricted Stock Units is intended to comply with U.S. Treasury Regulations Section 1.409A-3(a) and will be construed and administered in such a manner. Subject to the satisfaction of the Tax Liability withholding obligation, if any, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each vested Restricted Stock Unit. Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”
(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement)), and
(ii)either (1) a Tax Liability withholding obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Tax Liability withholding obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Tax Liability in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with U.S. Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of U.S. Treasury Regulations Section 1.409A-1(d).
6. TRANSFERABILITY. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution.
7. CORPORATE TRANSACTION. Your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
8. NO LIABILITY FOR TAXES. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to Tax Liability arising from the RSU Award or other compensation from the Company or the Service Recipient and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.

9. SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
10.OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.
11.QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable U.S. federal income tax consequences, please see the Prospectus.
12.LOCK-UP. By accepting this RSU Award, you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 12. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 12 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
13.VENUE. For purposes of any action, lawsuit, or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of California, or the federal courts for Northern District of California, and no other courts, where this grant is made and/or to be performed.
14.WAIVER. You acknowledge that a waiver by the Company of any provision, or breach thereof, of this Agreement on any occasion shall not operate or be construed as a waiver of such provision on any other occasion or as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
15.APPENDIX. Notwithstanding any provisions in this Agreement, the RSU Award shall be subject to any additional or different terms and conditions set forth in the Appendix to this Global Restricted Stock Unit Award Agreement for your country (the “Appendix”) set forth as Exhibit A to this Global Restricted Stock Unit Award Agreement. Moreover, if you relocate to one of the countries included in the Appendix, the additional or different terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Global Restricted Stock Unit Award Agreement.
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EXHIBIT A
Unity Software Inc.
2020 Equity Incentive Plan
Appendix to Global Restricted Stock Unit Award Agreement
Terms and Conditions
This Appendix includes additional terms and conditions that govern the RSU Award granted to you under the Plan if you reside and/or work outside of the United States. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Global Restricted Stock Unit Award Agreement to which this Appendix is attached.
If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the terms and conditions contained herein shall be applicable to you.
Notifications
This Appendix also includes information regarding securities, exchange controls, tax, and certain other issues of which you should be aware with respect to your participation in the Plan. The information is provided solely for the convenience of you and is based on the securities, exchange control, tax, and other laws in effect in the respective countries as of July 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date by the time you vest in the RSU Award or sell any shares of Common Stock acquired at vesting of the RSU Award.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.
Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.
TERMS AND CONDITIONS APPLICABLE TO NON-U.S. PARTICIPANTS
In accepting the RSU Award, you acknowledge, understand and agree to the following:
1. Data Privacy Information. The Company is located at 30 3rd Street, San Francisco, CA 94103, United States, and grants Awards to employees of the Company and its Affiliates, at the Company’s sole discretion. If you would like to participate in the Plan, please review the following information about the Company’s data processing practices.
The following provision applies to Participants who work and/or reside outside the European Union/European Economic Area.
Data Collection and Usage. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Grant Notice and the Agreement by and among, as applicable, the Company, the Service Recipient and other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

Data Processing. You understand that the Company and the Service Recipient may hold certain personal information about you, including, without limitation, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality and citizenship, job title, any shares of Common Stock or directorships held in the Company, details of all Awards or other entitlements to shares of Common Stock, granted, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.
Stock Plan Administration, Data Transfer, Retention and Data Subject Rights. You understand that the Data will be transferred to the Charles Schwab & Co., Inc. (including its affiliated companies) (“Schwab”), Equity Plan Solutions (“EPS”), and/or such other stock plan service provider as the Company may select to assist the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in your country of work and/or residence, or elsewhere, and that any recipient’s country may have different data privacy laws and protections than your country of work and/or residence. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Schwab, EPS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Continuous Service will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you the RSU Award or other equity awards or administer or maintain such awards. Therefore, you understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
The following provision applies to Participants who work and/or reside inside the European Union/European Economic Area (including the United Kingdom).
Data Collection and Usage. The Company, the Service Recipient, and other Affiliates collect, process, transfer and use personal data about you that is necessary for the purpose of implementing, administering and managing the Plan. This personal data may include your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality and citizenship, job title, any shares of Common Stock or directorships held in the Company, details of all Awards or other entitlements to shares of Common Stock, granted, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), which the Company receives from you or the Service Recipient.
Purposes and Legal Bases of Processing. The Company processes the Data for the purpose of performing its contractual obligations under the Agreement, granting RSU Award, implementing, administering and managing your participation in the Plan. The legal basis for the processing of the Data by the Company and the third party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.

Stock Plan Administration Service Providers. The Company transfers Data to Charles Schwab & Co., Inc. (including its affiliated companies) (“Schwab”), Equity Plan Solutions (“EPS”), independent service providers with operations, relevant to the Company, in Canada and the United States, and/or such other stock plan service provider as the Company may select to assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your Data with another service provider that serves in a similar manner. The Company’s service provider may open an account for you to receive and trade shares of Common Stock. The processing of your Data will take place through both electronic and non-electronic means. You may be asked to agree on separate terms and data processing practices with Schwab, EPS, or such other stock plan service provider as may be selected by the Company, with such agreement being a condition of the ability to participate in the Plan.
International Data Transfers. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any then-current recipients of the Data by contacting your local human resources representative. When transferring Data to its affiliates, Schwab, EPS, or such other stock plan service provider as may be selected by the Company, the Company provides appropriate safeguards described in the Company’s applicable policy on data privacy.
Data Retention. The Company will use your Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities, and labor laws. When the Company no longer needs your Data, the Company will remove it from its systems. The Company may keep some of your Data longer to satisfy legal or regulatory obligations and the Company’s legal basis for such use would be necessary to comply with legal obligations.
Contractual Requirement. Your provision of Data and its processing as described above is a contractual requirement and a condition to your ability to participate in the Plan. You understand that, as a consequence of your refusing to provide Data, the Company may not be able to allow you to participate in the Plan, grant RSU Awards to you or administer or maintain such RSU Awards. However, your participation in the Plan and your acceptance of the Agreement are purely voluntary. While you will not receive the RSU Award if you decide against participating in the Plan or providing Data as described above, your career and salary will not be affected in any way.
Data Subject Rights. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of your Data the Company processes, (ii) rectify incorrect Data and/or delete your Data, (iii) restrict processing of your Data, (iv) portability of your Data, (v) lodge complaints with the competent data protection authorities in your country and/or (vi) obtain a list with the names and addresses of any recipients of your Data. To receive clarification regarding your rights or to exercise your rights please contact the Company at Unity Software Inc., stockadmin@unity3d.com, Attn: Stock Administrator.
2.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to directly or indirectly accept, acquire, sell or attempt to sell or otherwise dispose of shares of Common Stock or rights to the shares of Common Stock, or rights linked to the value of Common Stock during such times as you are considered to have “inside information” regarding the Company (as defined by the Applicable Laws). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by you before possessing the inside information. Furthermore, you may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

3.Language. You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. Furthermore, if you have received this Agreement, or any other document related to the RSU Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
4.Foreign Asset/Account Reporting Requirements. You acknowledge that there may be certain foreign asset and/or account, exchange control and/or tax reporting requirements which may affect your ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including any proceeds arising from the sale of shares of Common Stock or the payment of any cash dividends on the Common Stock) in a bank or brokerage account outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country through a designated bank or broker within a certain time after receipt. It is your responsibility to be compliant with such regulations and you should speak with your personal advisor on this matter.
5.Additional Acknowledgments and Agreements. In accepting the RSU Award, you also acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the RSU Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)all decisions with respect to future RSU Awards or other grants, if any, will be at the sole discretion of the Company;
(d)the RSU Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Service Recipient, or any other Affiliate, and shall not interfere with the ability of the Company, the Service Recipient or any other Affiliate, as applicable, to terminate your employment or service relationship at any time;
(e)You are voluntarily participating in the Plan;
(f)the RSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the RSU Award and the shares of Common Stock subject to the RSU Award, and the income from and value of same, are an extraordinary item of compensation outside the scope of your employment or service contract, if any, and are not to be considered part of your normal or expected compensation for any purpose, including calculating severance, resignation, redundancy, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement benefits or similar payments.
(h)the future value of the shares of Common Stock underlying the RSU Award is unknown, indeterminable, and cannot be predicted with certainty;
(i)unless otherwise agreed with the Company, the RSU Award and the shares of Common Stock underlying the RSU Award, and the income from and value of same, are not granted as consideration for, or in connection with, service you may provide as a director of an Affiliate;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSU Award resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or providing service or the terms of your employment or service agreement, if any);

(k)for purposes of the RSU Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any), and unless otherwise determined by the Company or provided in the Agreement, your right to vest in the RSU Award will terminate as of such date and will not be extended by any notice period (e.g., your period of Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Applicable Laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing service for purposes of the RSU Award (including whether you may still be considered to be providing service while on a leave of absence);
(l)unless otherwise provided in the Plan or by the Company in its discretion, the RSU Award and the benefits evidenced by this Agreement do not create any entitlement to have the RSU Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;
(m)the RSU Award and the shares of Common Stock subject to the RSU Award are not part of normal or expected compensation or salary for any purpose; and
(n)neither the Company, the Service Recipient nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSU Award or of any amounts due to you pursuant to the vesting of the RSU Award or the subsequent sale of any shares of Common Stock acquired upon vesting.
AUSTRALIA
Terms and Conditions
Australian Offer Document. The Company is providing you with an offer to participate in the Plan. This offer sets out information regarding the RSU Award to Australian resident employees. This information is provided by the Company to ensure compliance of the Plan with Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.
In addition to the information set out in the Agreement, you are also being provided with copies of the following documents:
(a)the Plan;
(b)the Plan prospectus; and
(c)Employee Information Supplement (collectively, the “Additional Documents”).
The Additional Documents provide further information to help you make an informed investment decision about participating in the Plan. Neither the Plan nor the Plan prospectus is a prospectus for the purposes of the Corporations Act 2001.
You should not rely upon any oral statements made in relation to this offer. You should rely only upon the statements contained in the Agreement and the Additional Documents when considering participation in the Plan.
Notifications
Nature of Plan. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act).
Securities Law Information. Investment in shares of Common Stock involves a degree of risk. Eligible Employees who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of shares of Common Stock under the Plan as set forth below and in the Additional Documents.

The information herein is general information only. It is not advice or information that takes into account your objectives, financial situation and needs. You should consider obtaining your own financial product advice from a person who is licensed by ASIC to give such advice.
Additional Risk Factors for Australian Residents. You should have regard to risk factors relevant to investment in securities generally and, in particular, to holding shares of Common Stock. For example, the price at which an individual share of Common Stock is quoted on the New York Stock Exchange (the “NYSE”) may increase or decrease due to a number of factors. There is no guarantee that the price of the Common Stock will increase. Factors that may affect the price of the Common Stock include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.
More information about potential factors that could affect the Company’s business and financial results will be included in the Company’s most recent Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q. Copies of these reports are available at www.sec.gov, on the Company’s investor’s page at https://investors.unity.com/overview/default.aspx, and upon request to the Company.
In addition, you should be aware that the Australian dollar (“AUD”) value of any shares of Common Stock acquired under the Plan will be affected by the USD/AUD exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.
Common Stock in a U.S. Corporation. Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of a share of Common Stock is entitled to one vote. Dividends may be paid on the shares of Common Stock out of any funds of the Company legally available for dividends at the discretion of the Board. Further, the Common Stock is not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.
Ascertaining the Market Price of Shares. You may ascertain the current market price of the Common Stock as traded on the NYSE under the symbol “U” at https://www.nyse.com/quote/XNYS:U. The AUD equivalent of that price can be obtained at www.rba.gov.au/statistics/frequency/exchange-rates.html. Please note that this is not a prediction of what the market price of the Common Stock will be on any applicable vesting date or when shares of Common Stock are issued to you (or at any other time), or of the applicable exchange rate at such time.
Exchange Control Obligations. If you are an Australian resident, exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on your behalf. If there is no Australian bank involved with the transfer, you will be required to file the report.
BELGIUM
Notifications
Foreign Asset / Account Tax Reporting Information. Belgian residents are required to report any security or bank accounts (including brokerage accounts) opened and maintained outside Belgium on their annual tax return. In a separate report, they must provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened). The forms to complete this report are available on the website of the National Bank of Belgium.
CANADA
Terms and Conditions
Settlement. The following provision supplements Section 5 of the Global Restricted Stock Unit Award Agreement:

Notwithstanding any discretion in the Plan or anything to the contrary in this Agreement, the RSU Award shall be settled only in shares of Common Stock. This provision is without prejudice to the application of Section 4 of the Global Restricted Stock Unit Award Agreement.
Termination of Service. The following provision replaces Section 5(k) of the Terms and Conditions Applicable to All Non-U.S. Participants set forth above:
For purposes of the RSU Award, your Continuous Service will be considered terminated as of the date that is the earliest of (i) the date of termination of your Continuous Service, (ii) the date you receive notice of termination from the Service Recipient, and (iii) the date you are no longer actively providing service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of Canadian employment laws or the terms of your employment or service agreement, if any), and unless otherwise determined by the Company or provided in the Agreement, your right to vest in the RSU Award will terminate as of such date and will not be extended by any notice period (e.g., your period of Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Canadian employment laws or the terms of your employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing service for purposes of your RSU Award (including whether you may still be considered to be providing service while on a leave of absence). Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the RSU Award under the Plan, if any, will terminate effective as of the last day of the your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the your statutory notice period, nor will you be entitled to any compensation for lost vesting;
The following provisions will apply if you are a resident of Quebec:
Authorization to Release and Transfer Necessary Personal Information. The following provision supplements Section 1 of the Terms and Conditions Applicable to All Non-U.S. Participants set forth above:
You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and/or any Affiliate to disclose and discuss the Plan with their advisors. You further authorize the Company and any Affiliate to record such information and to keep such information in your employee file.
French Language Provision. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la Convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Notifications
Securities Law Information. The sale or other disposal of the Shares acquired at vesting of the RSU may not take place within Canada. You will be permitted to sell or dispose of any shares of Common Stock under the Plan only if such sale or disposal takes place outside Canada on the facilities on which such shares are traded (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting Information. You are required to report any foreign specified property on form T1135 (Foreign Income Verification Statement) if the total value of the foreign specified property exceeds C$100,000 at any time in the year. Foreign specified property includes shares of Common Stock acquired under the Plan, and may include the RSU Award. The RSU Award must be reported (generally at a nil cost) if the $100,000 cost threshold is exceeded because of other foreign property you hold. If shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB ordinarily would equal the fair market value of the Common Stock at the time of acquisition, but if you own other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares of Common Stock. The form must be filed by April 30 of the following year. You should consult with your personal legal advisor to ensure compliance with applicable reporting obligations.
CHINA
Terms and Conditions
The following provisions apply to you if you are a People’s Republic of China (“PRC”) national:
Vesting of RSU Award. The following provision supplements Section 5 of the Global Restricted Stock Unit Award Agreement.
In addition to the vesting schedule set forth in the Grant Notice, the vesting of the RSU Award is conditioned on the Company’s completion of a registration of the Plan with the PRC State Administration of Foreign Exchange, or its local counterpart (“SAFE”) and on the continued effectiveness of such registration (the “SAFE Registration Requirement”). In the event that the SAFE Registration Requirement has not been met prior to any date(s) on which the RSU Award is otherwise scheduled to vest, the vesting date for any such RSU Award shall instead occur once the SAFE Registration Requirement is met, as determined by the Company in its sole discretion (the “Actual Vesting Date”).
If or to the extent the Company is unable to complete or maintain the SAFE registration, no shares of Common Stock subject to the RSU Award for which a SAFE registration cannot be completed or maintained shall be issued.
Forced Sale of Shares. The Company has discretion to arrange for the sale of the shares of Common Stock issued upon settlement of the RSU Award, either immediately upon settlement or at any time thereafter. In any event, if your Continuous Service is terminated, you will be required to sell all shares of Common Stock acquired upon settlement of the RSU Award within such time period as required by the Company in accordance with SAFE requirements. Any shares of Common Stock remaining in your brokerage account at the end of this period shall be sold by the broker (on your behalf and you hereby authorize such sale). You agree to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated broker) to effectuate the sale of shares of Common Stock (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. You acknowledge that neither the Company nor the designated broker is under any obligation to arrange for the sale of shares of Common Stock at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the shares of Common Stock are sold, the sale proceeds, less any withholding of Tax Liability, broker’s fees or commissions, and any similar expenses of the sale will be remitted to you in accordance with applicable exchange control laws and regulations.
Due to fluctuations in the price of the Common Stock and/or the U.S. Dollar exchange rate between the settlement date and (if later) the date on which the shares of Common Stock are sold, the sale proceeds may be more or less than the fair market value of the shares of Common Stock on the vesting date (which is the amount relevant to determining your Tax Liability). You understand and agrees that the Company is not responsible for the amount of any loss you may incur and that the Company assumes no liability for any fluctuation in the price of Common Stock and/or U.S. Dollar exchange rate.

Shares Must Remain With Company’s Designated Broker. You agree to hold any shares of Common Stock received upon settlement of the RSU Award with the Company’s designated broker until the shares of Common Stock are sold. The limitation shall apply to all shares of Common Stock issued to you under the Plan, whether or not you remain in Continuous Service.
Exchange Control Obligations. You understand and agree that you will be required to immediately repatriate to China the proceeds from the sale of any shares of Common Stock acquired under the Plan and any cash dividends paid on such shares of Common Stock. You further understand that such repatriation of proceeds may need to be effected through a special bank account established by the Company (or an Affiliate), and you hereby consent and agree that any sale proceeds and cash dividends may be transferred to such special account by the Company (or an Affiliate) on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account.
The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company (and its Affiliates) are under no obligation to secure any particular exchange conversion rate and that the Company (and its Affiliates) may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company (or its Affiliates) in the future in order to facilitate compliance with exchange control requirements in China.
COLOMBIA
Terms and Conditions
Nature of Grant. Pursuant to article 127 of the Colombian Labor Code, neither the RSU Award nor any proceeds or other funds you may receive pursuant to the RSU Award will be considered a salary payment for any legal purpose, including, but not limited to, determining vacation pay, termination indemnities, payroll taxes or social insurance contributions. In consequence, the RSU Award and any proceeds or other funds you may receive pursuant to the RSU Award will be considered as non-salary payments as per Article 128 of the Colombian Labor Code (as amended by Article 15 of Law 50 of 1990) and Article 17 of Law 344 of 1996.
Notifications
Securities Law Information. The Shares are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and, therefore, the Shares may not be offered to the public in Colombia. Nothing in the Grant Notice, the Agreement, the Plan or any other document related to the RSU Award shall be construed as the making of a public offer of securities in Colombia.
Exchange Control Information. You are responsible for complying with any and all Colombian foreign exchange requirements in connection with the RSU Award, any shares of Common Stock acquired and funds remitted into Colombia in connection with the Plan. This may include, among others, reporting obligations to the Central Bank (Banco de la República) and, in certain circumstances, repatriation requirements. You are responsible for ensuring your compliance with any applicable requirements and should speak to your personal legal advisor on this matter.
Foreign Asset / Account Tax Reporting Information. You must file an annual return providing details of assets held abroad to the Colombian Tax Office (Dirección de Impuestos y Aduanas Nacionales). If the individual value of these assets exceeds a certain threshold (currently 3,580 UVT or approximately COP 118,698,000), you must identify and characterize each asset, specify the jurisdiction in which it is located, and provide its value.
You should consult with your personal legal advisor to ensure compliance with the applicable requirements.

DENMARK
Terms and Conditions
Stock Option Act Notification. You acknowledge you have been provided with an Employer statement translated into Danish, which is being provided to comply with the Danish Stock Option Act. The Employer statement is attached hereto as Exhibit B.
Notifications
Foreign Asset / Account Tax Reporting Information. If you establish an account holding shares of Common Stock or cash outside Denmark, you must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank.
FINLAND
There are no country-specific terms.
FRANCE
Terms and Conditions
Type of RSU Award. The RSU Award is not intended to qualify for specific tax or social security treatment in France.
Language Consent. By accepting the RSU Award, you confirm having read and understood the documents relating to this grant (the Plan and the Agreement), which were provided in English language. You accept the terms of those documents accordingly.
En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.
Notifications
Foreign Asset/Account Reporting Notification. French residents holding cash or securities (including shares of Common Stock acquired under the Plan) outside France must declare such accounts to the French Tax Authorities when filing their annual tax returns.
GERMANY
Notifications
Exchange Control Notification. Cross-border payments in excess of €12,500 (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (Bundesbank). If you make or receive a payment in excess of this amount in connection with your participation in the Plan, you must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).
Foreign Asset/Account Reporting Notification. If your acquisition of shares of Common Stock under the Plan leads to a “qualified participation” at any point during the calendar year, you will need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (i) the value of the shares of Common Stock acquired exceeds EUR 150,000 or (ii) in the unlikely event you hold shares of Common Stock exceeding 1% of the total Common Stock. However, if the shares of Common Stock are listed on a recognized U.S. stock exchange and you own less than 1% of the Company, this requirement will not apply to you.

IRELAND
Notifications
Director Notification Obligation. Directors, shadow directors or secretaries of an Irish Affiliate must notify the Irish Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., RSU Awards granted under the Plan, shares of Common Stock, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five business days of becoming a director or secretary if such an interest exists at the time, but only to the extent such individuals own 1% or more of the total Common Stock. If applicable, this notification requirement also applies with respect to the interests of the spouse or children under the age of 18 of the director, shadow director or secretary (whose interests will be attributed to the director, shadow director or secretary).
JAPAN
Notifications
Foreign Asset / Account Reporting Information. You will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether the requirement extends to any outstanding RSU Awards, shares of Common Stock and/or cash acquired under the Plan.
LITHUANIA
Terms and Conditions
Language Consent. By accepting the RSU Award, you unambiguously and irrevocably confirm having read and understood the documents relating to the RSU Award (the Plan and the Agreement), which were prepared and provided in English language. You confirm and declare fully and wholly accept the terms of those documents accordingly.
Priimdamas RSU Award, Dalyvis nedviprasmiškai ir neatšaukiamai patvirtina, jog, perskaitė ir suprato dokumentus susijusius su RSU teise (Planą ir Sutartį), kurie yra parengti ir pateikti anglų kalba. Atitinkamai, Dalyvis patvirtina ir pareiškia, jog pilvai ir visiškai sutinka su šiuose dokumentuose išdėstytomis sąlygomis.
Notifications
Foreign Asset / Account Reporting Information. Lithuanian residents holding shares of Common Stock acquired under the Plan outside Lithuania (in the securities accounts open with the non-Lithuanian brokers, credit institutions or similar) have to declare their foreign accounts where such securities are held to State Tax Inspectorate of the Republic of Lithuania (“STI”).
Tax Reporting Requirements. You must file an annual tax return providing details of income received from abroad (including income in kind – the shares of Common Stock once they are obtained under the title of ownership) to the STI.
NETHERLANDS
There are no country-specific terms.
SINGAPORE
Terms and Conditions
Restriction on Sale of Shares. The RSU Award is subject to section 257 of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and you will not be able to make any subsequent offer to sell or sale of the shares of Common Stock in Singapore, unless such offer or sale is made (1) after six (6) months from the Date of Grant or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Notifications
Securities Law Notice. The offer of the Plan, the grant of the RSU Award, and the value of the underlying shares of Common Stock at vesting are being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification. You understand and acknowledge that if you are a director, associate director or shadow director of a Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act, regardless of whether you are a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Affiliate in writing when you receive an interest (e.g., an RSU Award or shares of Common Stock) in the Company. In addition, you must notify the Singapore Affiliate when you sell shares of Common Stock (including when you sell shares of Common Stock acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company. In addition, a notification must be made of your interests in the Company within two days of becoming a director, associate director or shadow director.
SOUTH KOREA
Notifications
Foreign Asset / Account Tax Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). You should consult with your personal tax advisor to ensure compliance with the applicable requirements.
SPAIN
Terms and Conditions
Nature of Grant. The following provision supplements Section 5 of the Terms and Conditions Applicable to All Non-U.S. Participants set forth above:
In accepting the RSU Award, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.
You understand that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant RSU Awards under the Plan to Employees, Consultants, and Directors throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company on an ongoing basis. Consequently, you understand that the RSU Award is granted on the assumption and condition that the RSU Award and any shares of Common Stock acquired under the Plan are not part of any employment or service contract (either with the Company, the Service Recipient or any other Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, you understand that this grant would not be made but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the RSU Award shall be null and void.

You understand and agree that, as a condition of the grant of the RSU Award, the termination of your Continuous Service for any reason (including the reasons listed below) will automatically result in the loss of your right to vest in the RSU Award, unless otherwise provided in the Agreement. In particular, unless otherwise provided in the Agreement, you understand and agree that any RSU Award which has not vested as of the date you are no longer actively providing service will be forfeited without entitlement to the underlying shares of Common Stock or to any amount of indemnification in the event of a termination of your Continuous Service by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985. You acknowledge that you have read and specifically accept the conditions referred to in the Global Restricted Stock Unit Award Agreement as well as Section 5 of the Terms and Conditions Applicable to All Non-U.S. Participants (as supplemented by this provision).
Notifications
Securities Law Information. No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the RSU Award. The Plan, the Agreement and any other documents evidencing the grant of the RSU Award have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.
Exchange Control Information. The acquisition, ownership and disposition of stock in a foreign company (including shares of Common Stock) must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be made in January for shares of Common Stock acquired or disposed of during the prior year and/or for shares of Common Stock owned as of December 31 of the prior year; however, if the value of shares of Common Stock acquired or sold exceeds €1,502,530 (or you hold 10% or more of the share capital of the Company or such other amount that would entitle you to join the Board), the declaration must be filed within one month of the acquisition or disposition, as applicable.
In addition, you may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any shares of Common Stock acquired under the Plan) and any transactions with non-Spanish residents (including any payments of shares of Common Stock made to you by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.
Foreign Asset/Account Reporting Information. You are required to report rights or assets deposited or held outside of Spain (including shares of Common Stock acquired under the Plan or cash proceeds from the sale of such shares of Common Stock) as of December 31 of each year, if the value of such rights or assets exceeds €50,000 per type of right or asset. After such rights and/or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000 or if the ownership of the assets is transferred or relinquished during the year.
The exchange control and foreign asset / account reporting requirements in Spain are complex. You should consult your personal legal and tax advisors to ensure compliance with the applicable requirements.

SWEDEN
Terms and Conditions
Authorization to Withhold. The following provision supplements Section 4 of the Global Restricted Stock Unit Award Agreement:
Without limiting the Company’s or the Service Recipient’s authority to satisfy their withholding obligations for any Tax Liability as set forth in Section 4 of the Global Restricted Stock Unit Award Agreement, in accepting the RSU Award, you authorize the Company and/or the Service Recipient to withhold or sell shares of Common Stock otherwise deliverable to you upon exercise to satisfy any Tax Liability, regardless of whether the Company or the Service Recipient has a withholding obligation on any such Tax Liability.
TAIWAN
Terms and Conditions
Securities Law Information. The offer of participation in the Plan is available only for Employees and Consultants. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Data Privacy. The following provision supplements Section 1 of the Terms and Conditions Applicable to All Non-U.S. Participants set forth above:
You hereby acknowledge having read and understood Section 1 of the Terms and Conditions Applicable to All Non-U.S. Participants set forth above and, by participating in the Plan, agree to such terms. In this regard, upon request of the Company or an Affiliate, you agree to provide any executed data privacy consent form (or any other agreements or consents that may be required by the Company or an Affiliate) that the Company and/or an Affiliate may deem necessary under applicable data privacy laws, either now or in the future. You understand that you will not be able to participate in the Plan if you fail to execute any such consent or agreement.
Notifications
Exchange Control Information. Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock) into Taiwan up to a certain amount per year. You understand that if you are a Taiwanese resident, and the transaction amount exceeds US $500,000 in a single transaction, you may need to submit a foreign exchange transaction form and provide supporting documentation to the satisfaction of the remitting bank.
UNITED ARAB EMIRATES
Notifications
Securities Law Information. Participation in the Plan is being offered only to eligible Employees, Consultants, and Directors and is in the nature of providing equity incentives. Any documents related to participation in the Plan, including the Plan, the Agreement and any other grant documents (“RSU Documents”), are intended for distribution only to such eligible Employees, Consultants, and Directors and must not be delivered to, or relied on by, any other person.
The United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any RSU Documents and have not approved the RSU Documents nor taken steps to verify the information set out in them, and thus, are not responsible for their content. You should conduct your own due diligence on the securities offered. You acknowledge that if you do not understand the contents of the RSU Documents, you should consult an authorized financial advisor.

UNITED KINGDOM
Terms and Conditions
Tax Responsibility and Satisfaction. The following provision supplements Section 4 of the Global Restricted Stock Unit Award Agreement:
Income tax and national insurance contributions may arise on vesting of (or any other dealing in) the RSU Award, and you agree to meet any such Tax Liability, including employee’s primary Class 1 and Service Recipient’s secondary Class 1 national insurance contributions (“NICs”) arising on vesting of the RSU Award for which the Service Recipient is required to account to Her Majesty’s Revenue and Customs (“HMRC”). It is a condition of accepting the RSU Award that, if required by the Company or any Affiliate, you enter into such arrangements as the Company or any Affiliate may require for satisfaction of those Tax Liabilities. You acknowledge that you may be required, prior to vesting of the RSU Award, to enter into a joint election whereby the Service Recipient’s liability for national insurance contributions is transferred to you on terms set out in the election and approved by HMRC.
Without limitation to Section 4 of the Global Restricted Stock Unit Award Agreement, you agree that you are responsible for all Tax Liability and hereby covenant to pay all such Tax Liability, as and when requested by the Company or an Affiliate or by HMRC (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and its Affiliates against any Tax Liability they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the foregoing, if you are a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify the Company for the amount of any withholding obligation for Tax Liability not collected from or paid by you, in case the indemnification could be considered to be a loan. In this case, the Tax Liability not collected or paid within 90 days of the end of the U.K. tax year in which the taxable event occurs may constitute a benefit to you on which additional income tax and NICs may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or an Affiliate (as appropriate) the amount of any employee NICs due on this additional benefit, which may also be recovered from you by any of the means referred to in Section 4 of the Global Restricted Stock Unit Award Agreement.

Participant:
Date:

EXHIBIT B
Unity Software Inc.
2020 Equity Incentive Plan
Denmark - Employer Statement

AFTALE OM TILDELING AF RESTRICTED STOCK UNITS (RSU’ER), HERUNDER ERKLÆRING I HENHOLD TIL AKTIEOPTIONSLOVEN	AGREEMENT CONCERNING GRANTING OF Restricted Stock Units, INCLUDING statement PURSUANT TO the Danish Stock Option Act
Unity Technologies ApS Loevstraede 5, DK-1152 København K Danmark (det “Danske Selskab”)	Unity Technologies ApS Loevstraede 5, DK-1152 Copenhagen K Denmark (the “Danish Company”)
Og den i Tildelingsmeddelelsen anførte Deltager (“Medarbejderen”)	and the Participant named in the Grant Notice (the “Employee”)
og Unity Software Inc. 30 3rd Street San Francisco, Californien 94103 USA (“Selskabet”)	and Unity Software Inc. 30 3rd Street San Francisco, California 94103 USA (the “Company”)
har indgået denne aftale (den “Danske Aftale”) vedrørende de betingede aktieenheder restricted stock units (“RSU’er”), som Selskabet har tildelt Medarbejderen. Den Danske Aftale udgør endvidere en erklæring til Medarbejderen i henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret til aktier m.v. i ansættelsesforhold (“Aktieoptionsloven”)
have entered into this agreement (the “Danish Agreement”) concerning the restricted stock units (the “RSUs”) granted by the Company to the Employee. The Danish Agreement also constitutes a statement to the Employee pursuant to section 3 (1) of the Danish Act on the exercise of stock acquisition rights or stock subscription rights in employment relationships, etc. (the “Stock Option Act”).

I tilfælde af uoverensstemmelser mellem den Danske Aftale og Medarbejderens ansættelsesaftale med det Danske Selskab har den Danske Aftale forrang.	In the event of any discrepancies between the Danish Agreement and the Employee’s contract of employment with the Danish Company, this Danish Agreement shall prevail.

Selskabet har vedtaget et RSU-program, der omfatter medarbejdere i Selskabet og dettes tilknyttede virksomheder, herunder det Danske Selskabs medarbejdere. Vilkårene for RSU-programmet, der også omfatter de RSU’er, der tildeles i medfør af den Danske Aftale, fremgår af “Unity Software Inc. 2020 Equity Incentive Plan” (“Planen”) og “Unity Software Inc. Global Restricted Stock Unit Award Agreement and RSU Award Grant Notice (“RSU-Aftalen”) (Planen og RSU-Aftalen benævnes herefter samlet “RSU-Programmet”). Denne Danske Aftale er betinget af Medarbejderens samtidige indgåelse af RSU-Aftalen
The Company has adopted an RSU program covering the employees of the Company and its affiliates, including the employees of the Danish Company. The terms of the RSU program, which also include the RSUs granted under the Danish Agreement, appear in the Unity Software Inc. 2020 Equity Incentive Plan (the “Plan”) and the Unity Software Inc. Global Restricted Stock Unit Award Agreement and RSU Award Grant Notice (the “RSU Agreement”), (the Plan and RSU Agreement are hereinafter referred to as the “RSU Program”). This Danish Agreement is contingent on the Employee’s concurrent execution of the RSU Agreement.

Vilkårene i RSU-Programmet finder anvendelse på Medarbejderens RSU’er, medmindre denne Danske Aftale fastsætter vilkår, der fraviger vilkårene i RSU-Programmet. I sådanne tilfælde har vilkårene i denne Danske Aftale forrang.
The terms of the RSU Program apply to the Employee’s RSUs, unless this Danish Agreement stipulates terms that deviate from the terms of the RSU Program. In such situations, the terms of this Danish Agreement shall prevail.

Definitioner anvendt i denne Danske Aftale vil have samme betydning som i RSU-Programmet, medmindre andet følger af denne Danske Aftale.	The definitions in this Danish Agreement shall have the same meaning as the definitions of the RSU Program, unless otherwise provided by this Danish Agreement.

1	RSU’ER OF VEDERLAG	1	RSUS AND CONSIDERATION
1.1	Medarbejderen bliver løbende efter Selskabets Bestyrelses ("Bestyrelsen") skøn tildelt RSU’er, der giver Medarbejderen ret til at erhverve ordinære aktier (“Aktier”) i Selskabet. RSU’erne tildeles vederlagsfrit.	1.1
The Employee is granted RSUs on a current basis at the discretion of the Company’s Board of Directors (the “Board”), entitling the Employee to acquire shares of Common Stock (“Shares”) in the Company. The RSUs are granted free of charge.

1.2	Udstedelsen af Aktier finder sted som beskrevet i pkt. 5 i RSU-Aftalen. Der betales ingen udnyttelseskurs i forbindelse med RSU’ernes modning.	1.2	The issuance of Shares will take place as described in section 5 of the RSU Agreement. No exercise price is payable upon the vesting of the RSUs.
2	Kriterier eller betingelser for tildelingen	2	Criteria or conditions for the grant
2.1	Medarbejdere, konsulenter og bestyrelsesmedlemmer i Selskabet eller et tilknyttet selskab, der er udpeget af Lønudvalget på datoen for tildelingens ikrafttræden, er berettigede til at deltage.	2.1	Employees, consultants and directors of the Company or an affiliate of the Company designated by the Committee on the effective date of the grant may be eligible to participate.
3	ØVRIGE VILKÅR	3	OTHER TERMS AND CONDITIONS
3.1	RSU’erne tildeles i overensstemmelse med RSU-Programmet.	3.1	The RSUs are granted under the RSU Program.
3.2	RSU’erne tildeles efter Lønudvalgets skøn i løbet af RSU-Programmets løbetid.	3.2	The RSUs are granted at the discretion of the Committee during the term of the RSU Program.
3.3	RSU’erne modnes i henhold til den i Tildelingsmeddelelsen anførte modningsplan.	3.3	The RSUs vest according to the vesting schedule set forth in the Grant Notice.

3.4	Modningen af RSU’er er betinget af, at Medarbejderen er ansat i det Danske Selskab eller en anden med Selskabet koncernforbundet enhed, og ingen RSU’er vil blive tildelt eller modnes efter ansættelsesforholdets ophør, uanset årsagen hertil, jf. dog pkt. 4 nedenfor. Modningen af RSU’er påvirkes ikke af lovreguleret orlov	3.4
The vesting of RSUs is conditional on the Employee being employed with the Danish Company or another entity in the Company group and no RSUs are granted or shall vest after the termination of such employment, regardless of the reason for such termination, cf. however Section 4 below. The vesting of RSUs is not influenced by statutory leave.

4	FRATRÆDEN	4	TERMINATION
4.1	Som anført i Tildelingsmeddelelsen ophører modning af RSU'erne i tilfælde af ophør af Medarbejderens Fortsatte Ansættelse, undtagen hvor ophøret af Fortsat Ansættelse skyldes Medarbejderens død.	4.1	As set forth in the Grant Notice, except the case of termination due to death, vesting of the RSUs shall terminate upon the Employee’s termination of Continuous Service.
5	JUSTERING AF RSU’ERNE	5	ADJUSTMENT OF THE RSUS
5.1	Justering i forbindelse med kapitalændringer	5.1	Adjustment in connection with capital changes
5.2	Som yderligere beskrevet i RSU-Programmet gælder det, at hvis antallet af udestående Aktier ændres i forbindelse med en ændring i Selskabets kapitalstruktur uden vederlag såsom aktieudbytte, rekapitalisering, aktiesplit, omvendt aktie-split, opdeling eller omklassificering, kan der foretages justeringer, der kan påvirke RSU-Programmet, herunder justering af antallet og klasserne af Aktier, der kan leveres i henhold til Programmet, og af antallet af Aktier for hver endnu ikke modnet RSU i henhold til RSU-Programmet	5.2
As further set out in the RSU Program, if the number of outstanding Shares is changed by a modification in the capital structure of the Company without consideration such as a stock dividend, recapitalization, stock split, reverse stock split, subdivision or reclassification then adjustments may be made that may impact the RSU Program including adjusting of the number and class of Shares that may be delivered under the Program, the number of Shares covered by each RSU under the RSU Program which has not yet vested.

5.3	Andre ændringer	5.3	Other changes
5.4	Såfremt der sker et kontrolskifte i Moderselskabet, kan der foretages justeringer i RSU-Programmet som nærmere beskrevet deri.	5.4	If there is a change in control of the Parent Company adjustments may be made to the RSU Program as further set out therein.
5.5	Lønudvalgets regulering af RSU’er	5.5	Committee’s regulation of RSUs
5.6	Lønudvalgets bemyndigelse til at regulere RSU’erne i de i dette pkt. 5 omhandlede situationer er underlagt pkt. 6 i Planen og pkt. 7 i RSU-Aftalen.	5.6	The Committee’s authority to regulate of the RSUs in the situations comprised by this section 5 shall be governed by section 6 of the Plan and section 7 of the RSU Agreement.
6	ØKONOMISKE ASPEKTER VED DELTAGELSE I ORDNINGEN	6	THE FINANCIAL ASPECTS OF PARTICIPATING IN THE SCHEME
6.1	RSU’erne er risikobetonede værdipapirer, der påvirkes af aktiemarkedet og Selskabets resultater. Som følge heraf er der ingen garanti for, at modningen af RSU’erne udløser en fortjeneste. RSU’erne indgår ikke i beregningen af feriepenge, fratrædelsesgodtgørelse, lovpligtig godtgørelse eller kompensation, pension og lignende.	6.1
The RSUs are risky securities influenced by the capital market and the Company’s results. Consequently, there is no guarantee that the vesting of the RSUs will trigger a profit. The RSUs are not to be included in the calculation of holiday allowance, severance pay, statutory allowance and compensation, pension and similar payments.

7	SKATTEMÆSSIGE FORHOLD	7	TAX MATTERS

7.1	De skattemæssige konsekvenser for Medarbejderen som følge af tildelingen af RSU’erne og modningen af disse er det Danske Selskab og Selskabet uvedkommende. Det Danske Selskab opfordrer Medarbejderen til at indhente individuel rådgivning om den skattemæssige behandling af tildelingen og modningen af RSU’erne.	7.1
Any tax consequences for the Employee arising out of the RSUs and the vesting thereof are of no concern to the Danish Company or the Company. The Danish Company encourages the Employee to obtain individual tax advice in relation to the effect of grant and vesting of the RSUs.

8	OVERDRAGELSE PANTSÆTNING AF RSU’ER MV.	8	TRANSFER AND PLEDGING OF RSUS, ETC.
8.1	RSU’erne er personlige og kan hverken sælges, bortgives, pantsættes eller på anden måde overdrages til tredjemand, hverken frivilligt eller ved udlæg.	8.1	The RSUs are personal instruments that cannot be sold, given away, pledged or otherwise transferred to a third party, whether voluntarily or by execution.
8.2	Udover at udgøre en erklæring i overensstemmelse med Aktieoptionsloven § 3, stk. 1, udgør denne Danske Aftale også en integreret del af Medarbejderens ansættelsesaftale med det Danske Selskab og er undergivet dansk lovgivning.	8.2
In addition to constituting a statement in accordance with section 3 (1) of the Danish Stock Option Act, this Danish Agreement constitutes an integral part of the Employee’s contract of employment with the Danish Company and is subject to Danish law.